Exhibit N.2

Eric P. Berlin Partner eric.berlin@dentons.com D +1 312-876-2515	Dentons US LLP 233 South Wacker Drive Suite 5900 Chicago, IL 60606-6361 United States dentons.com

Dentons US LLP

233 South Wacker Dr., Ste. 5900
Chicago, IL 60606

OPINION ON THE LEGAL STATUS OF

SILVER SPIKE INVESTMENT CORP.

December 3, 2021

INTRODUCTION

Silver Spike Capital LLC (“SSC” or the “Adviser”) acts as an investment adviser and manager of Silver Spike Investment Corp. (“SSIC” or the “Company”), and has retained Dentons US LLP for the purposes of rendering this opinion for the benefit of the Company and its shareholders and, in particular, has asked us whether the Company and its shareholders will violate the laws of the United States and corresponding state laws with respect to the Company’s equity investments in Cannabis Related Businesses, as defined below, and debt investments in Cannabis Companies, as defined below.

Based upon our analysis, the applicable federal laws are the Controlled Substances Act, 21 U.S.C. § 801, et seq. (the “CSA”), the Money Laundering Control Act, 18 U.S.C. § 1956 (the “MCA”), and the Drug Paraphernalia law contained in the CSA, 21 U.S.C. § 863 (the “DPL”). As described more fully below, our opinion is that the Company and its shareholders will not violate either federal law or any state law with respect to any of the Company’s investments in companies that participate in the cannabis industry. This letter is provided for inclusion with the Company’s Registration Statement filed on Form N-2 (the “Registration Statement”). Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein and as of the date of this letter, neither the Company nor its shareholders’ investments in the Company violate the CSA, the MCA, or the DPL.

Our opinion herein is expressed solely with respect to the CSA, including indirect violations (such as through aiding and abetting, and conspiracy), the MCA, and the DPL contained in the CSA (collectively, “Applicable Federal Law” or “Applicable Federal Laws”) and is based on these laws as in effect on the date hereof. Our opinion expressed below is subject to and may be limited by future legislation or case law. The opinion expressed herein represents our reasonable professional

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

judgment as to the matters of law addressed herein, based upon the facts presented or assumed, and is not a guarantee that a court will reach any particular result.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion (the “Diligence Process”) expressed below. As to certain factual matters, we have relied upon the Factual Certification of the Adviser and have not sought to independently verify such matters. For the purposes of providing this legal opinion to you, we have assumed without independent verification or inquiry: the truthfulness, accuracy, and completeness of the information, representations and warranties contained or made in documents and information provided to us; that the person executing the Factual Certification is duly authorized to do so and has the legal capacity to do so, and that all signatures are genuine; the truthfulness, accuracy, and completeness of the statements or representations made to us during the diligence process. Whenever our opinion, with respect to the absence of facts, is qualified by the phrase “to our knowledge” or a similar phrase, it is intended to indicate that during the course of our representation in connection with the issuance of this letter, no information has come to our attention which would give us current actual knowledge of the existence or absence of such facts. Except to the extent expressly set forth herein, we have not undertaken any independent investigation or verification to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our limited representation of the Company. If any of the foregoing assumptions or any other assumption set forth herein is inaccurate, invalid, or incorrect, our opinions may be otherwise than those as stated herein. We render no opinion with respect to any of the matters assumed.

This letter is qualified in its entirety and is subject to the following comments and limitations. Our opinion is limited to the matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly set forth. This letter is given as of the date hereof, and we expressly disclaim any obligation to update or supplement our opinion contained herein to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur. The foregoing opinions are limited, as applicable, to Applicable Federal Law, as defined above. Our opinion focuses on the CSA, MCA and DPL and, based on the current status of state laws regarding cannabis as of the date of this opinion, it is our view that the CSA, MCA and DPL are more stringent. Therefore, it is our opinion that, if SSIC complies with the CSA, MCA and DPL (which we conclude it does), then, in addition to not violating the CSA, MCA and DPL, the Company will meet state law standards. We express no opinion as to any other laws, rules or regulations of any other jurisdiction. We are not rendering any opinion as to the Company’s compliance with any federal, state, or local law, rule or regulation relating to securities, or to the sale or issuance thereof.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

FACTUAL BACKGROUND FOR OPINION

SSIC is a specialty finance company, formed in 2021 as a Maryland corporation and structured as an externally managed, closed-end, non-diversified management investment company. SSIC intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940. The Company also intends to elect to be treated, and to qualify annually, as a regulated investment company under Subchapter M of the Internal Revenue Code for U.S. federal income tax purposes, commencing with its first taxable year ending after the completion of its initial public offering.1 SSIC is externally managed by SSC. SSIC will pay SSC a base management fee and an incentive fee based on a percentage of SSIC’s ordinary income and capital gains.2

Description of SSIC’s Principal Investment Strategy

The Company’s principal investment strategy as presently stated in the Registration Statement or as otherwise represented to us by the Adviser is as follows:

•	SSIC is among the many private and public companies providing ancillary goods or services to the broad ecosystem of companies involved directly or indirectly in state-regulated cannabis programs. Some examples of recently listed companies that service state-legal cannabis businesses are: Akerna (NASDAQ: KERN) (provider of seed-to-sale and point-of-sale tracking to state-legal Cannabis Companies); GrowGeneration Corp. (NASDAQ: GRWG) (chain of hydroponics stores in states that have legalized cannabis cultivation); and AFC Gamma (NASDAQ: AFCG) (real estate investment trust (“REIT”) providing loans to state cannabis licensees). Further examples are provided on page 20. The Company seeks to achieve its investment objective, under normal market conditions, primarily in equity and debt securities.

•	SSIC anticipates that certain of its portfolio investments will be equity investments or loans to companies with at least 50% of their revenues or profits derived from, or 50% of their assets committed to, activities related to cannabis at the time of investment.[3] These companies may either (i) operate entirely legally under all applicable, including federal, laws (“Cannabis Related Businesses”) or (ii) operate in the state-licensed cannabis space and be compliant with state law, but not necessarily U.S. federal law due to the CSA’s prohibition on cannabis (“Cannabis Companies”). As discussed herein, SSIC may make loans to Cannabis Related Businesses and Cannabis Companies, but will not make equity investments in Cannabis

1 SSIC SEC Form N-2, dated June 21, 2021 (“SSIC N-2”).

2 SSIC Factual Certification ¶ 3.

3 SSIC N-2.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

Companies. SSIC is not required to invest a specific percentage of its assets in such Cannabis Related Businesses or Cannabis Companies, and may make debt and equity investments in other companies not related to cannabis in the health and wellness sector.

•	All of SSIC’s equity investments will be in companies complying with all applicable federal and state laws and regulations, including U.S. federal laws, even if they have some involvement directly or indirectly in the state-legal cannabis industry, such as in the case of Cannabis Related Businesses.[4] Portfolio companies receiving equity investments may include those which (i) legally support the legal production, cultivation, and/or sale of cannabis, such as certain agro-business, biotechnology, life sciences, pharmaceutical, retail, and finance companies, (ii) perform lawful research as to the medical and pharmaceutical applications of cannabis and its extracts, (iii) produce, develop and legally sell devices, goods, and equipment related to the cannabis industry, including hemp and its legal derivatives, or (iv) are in the health and wellness sector.

•	The Company expects to receive nominally priced equity warrants and/or make direct equity investments in connection with a debt investment in some of the portfolio investments that operate legally under all applicable federal and state laws. These equity warrants or direct equity investments would not be made in any Cannabis Company, but would be made only in companies compliant with all state and federal laws (such as Cannabis Related Businesses). A portion of SSIC’s portfolio may be comprised of derivatives, including total return swaps, but only in companies complying with all applicable federal and state laws.[5]

•	To be clear, SSIC does not cultivate, distribute, sell, or even possess cannabis. Nor does SSIC process or handle payments for, or place advertisements for the sale of, cannabis or cannabis products.

•	Debt investments or loans to any Cannabis Company will be limited to companies complying fully with, and if legally required, licensed by, state-regulated cannabis programs, and will otherwise be structured to be fully legal under all applicable laws. The Company intends that its debt investments will often be secured by first or second priority liens on assets of the portfolio company. It will never own, control, or manage any property on which cannabis is possessed or sold. The Company will not make equity investments in any Cannabis Companies, and will offer only loans to these companies, while the federal prohibition on cannabis under the CSA remains in place.

•	Principal and interest payments on loans are not tied to borrowers’ sales of cannabis. SSIC does not share revenues with its borrowers or take any type of commission or additional fees

4 SSIC Factual Certification ¶ 4.

5 Id. ¶ 6.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

that are contingent upon the customers’ business success. SSIC does not have an interest in whether any Cannabis Company borrower achieves financial success selling cannabis products. The principal and interest payment obligations for SSIC’s loans are not tied in any way to borrowers’ revenues or profits, and remain the same regardless of a borrower’s performance. SSIC would prefer that borrowers not default and that at least some seek additional loans from the Company, only in the sense that any business wants its customers to meet their payment obligations to the business and continue to utilize the business’s services. Additionally, foreclosing upon collateralized assets or forcing borrowers to liquidate collateralized assets to meet their loan obligations requires additional effort on SSIC’s part, and the Company would prefer for borrowers to meet their loan obligations without seeking foreclosure or liquidation of collateralized assets. That being said, in the event of a default, SSIC, through the Adviser, seeks to assure that more than enough of the borrower’s assets are secured and that the borrower is required to liquidate assets, if necessary, to pay the outstanding amounts due under the loan. In other words, SSIC seeks to receive payments regardless of whether the borrower is financially successful, and SSIC does not have an incentive, like an additional bonus payment, that is proportionate to or contingent upon the borrower’s financial success.

•	SSIC will never own, control, manage, or take possession of real estate on which cannabis is sold or used in violation of federal law. SSIC also has no legal access to any cannabis-related property, except for limited inspection rights provided by agreement. SSIC’s involvement with the real estate is limited to listing it as a secured asset and hiring a third party to conduct periodic reasonable diligence activities, as set forth in the agreements with borrowers. If a borrower defaults, the borrower may be required to sell assets, including its real property, if necessary, to pay back the loan.

•	SSIC’s loans are never solely directed for the purpose of purchasing any property, but can be used to fund any of the borrower’s general corporate purposes, including paying off prior indebtedness.

•	SSIC deliberately operates its business openly, does not accept cash payments from its customers, has an anti-money laundering (“AML”) policy, which includes procedures to assure transparency of the sources of funds, and is open and transparent with financial institutions regarding the source of its funds. SSIC and SSC maintain procedures to comply with all applicable AML and money handling laws. Those procedures meet the legal obligations, and go further to assure transparency and to protect against any reputational harm of even perceived money laundering or involvement with illegal activities. The Compliance Manual expressly states a commitment “at all times to operate in conformity with all applicable laws.”[6] It has an

6 Compliance Manual, § 1.2(c).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

entire chapter dedicated to AML,7 and includes procedures “to protect [the Company] from potentially dealing with money launderers and others engaged in criminal activities and to ensure that it is not ‘willfully blind’ to such activities on the part of its investors, [as such] willful blindness could result in criminal liability for the Company itself.”8

•	SSIC is targeting companies in the cannabis sector because the cannabis industry is one of the fastest growing industries in the United States and because the experience and knowledge of SSIC’s founders and the Adviser give SSIC a strong ability to operate in the space and handle the burdens imposed by government regulations and guidelines for companies operating in the space.[9] The U.S. state-legal cannabis industry has become significant, projected to generate over $20 billion of retail sales in 2021 and to continue to grow. Thirty-seven states, the District of Columbia, Puerto Rico, the Virgin Islands, and Guam have legalized some form of cannabis cultivation, processing, distribution, sales and use for certain medical purposes. Eighteen of those states, the District of Columbia, Guam, and Northern Mariana have legalized cannabis for adults for non-medical purposes (sometimes referred to as adult or recreational use).[10] While the United States government continues to list “marihuana” (except hemp) as a Schedule I controlled substance under the CSA, it has not enforced federal cannabis prohibition laws against state-legal entities or their vendors in at least six years.

•	As is required of BDCs, SSIC will offer managerial assistance to its portfolio companies, but will limit the offered (and any provided) assistance to services that would generally help any business operate in legal compliance and with good corporate governance. SSIC will not offer any services that could be construed as assisting a borrower to grow, manufacture, or sell cannabis. The services will be limited to: assistance relating to accounting and financial reporting best practices; assistance relating to tax planning and preparation; recommendations on accounting and financial reporting technology and operating systems, and assistance in negotiating with vendors and licensors of such technology; providing analyses of existing financing arrangements, assistance in negotiating additional debt financing or restructuring existing debt financing, and introductions to banks and other sources of capital; advice with respect to corporate best practices and corporate governance, including advice with respect to board structure and governance and implementing corporate codes of ethics and guidelines for transactions with related parties; assistance in preparing a portfolio company to become a

7 Id., Chapter XV (Anti-Money Laundering and Sanctions Program). The Compliance Manual also contains provisions to assure compliance with securities laws. E.g. id. §§ 3.2, 3.2, 6.1-6.6, 7.1-13.6, 16.1.

8 Id. § 15.1.

9 SSIC Factual Certification ¶ 2.

10 Connecticut,, New Mexico, and New York are the most recent states to legalize adult-use cannabis. We do not include in the number South Dakota, where a ballot initiative passed but was overturned by a state court and is on appeal. Accordingly, the number could soon increase to nineteen states.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

public company, including guidance on public company accounting and financial reporting standards; assistance in corporate insurance planning including analyses of appropriate coverage levels and insurance terms and negotiating with insurance providers; assistance with human resources best practices; legal counsel referrals; and guidance on cash management.11

The Adviser has further represented to us that the following additional principles will be adhered to in selecting investments for the Company:

•	SSIC, through SSC, has robust procedures to assure that its portfolio companies comply with applicable laws (excepting, of course, the issues raised for Cannabis Companies under the CSA), including that Cannabis Companies are properly licensed and complying with applicable state and local laws and regulations, and that Cannabis Related Businesses are complying with Applicable Federal Law. SSIC and SSC also maintain anti-money laundering procedures.

•	SSC, as the Adviser, conducts significant due diligence on companies as a condition to making a debt or equity investment, and after making an investment on an ongoing basis.[12] SSC’s due diligence process for companies operating in state regulated cannabis programs goes well beyond checking to make sure that the company is properly licensed. SSC makes sure that the company is complying with state cannabis laws as well as other laws and utilizing best practices for finance, accounting, money handling and insurance. These companies must supply, where applicable, and among other documents and information:

•	formation and governing corporate documents (charter, bylaws, operating agreement, etc.);

•	the names of any parent company, subsidiaries or related or previously owned entities;

•	information about investors/owners and financial interest holders, including a government-issued identification (e.g., driver’s license or passport), the Social Security number, and the address of each individual that owns at least 25% of the fully diluted stock/equity interests/beneficial ownership interests in the company;

•	all cannabis licenses for the company and each subsidiary or parent (and whether any such license has ever been suspended or revoked);

•	a list and description of all other permits (cannabis-related and non-cannabis related) necessary for the company to operate its business;

11 SSIC Factual Certification ¶ 11.

12 SSC Customer Intake Checklist; SSC Due Diligence Request List.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

•	material filings and correspondence with any state, federal or foreign governmental or regulatory agencies since the company’s inception;

•	copy of all notices of any citations, violations or claimed violations received by the company, involving any laws (cannabis and non-cannabis), ordinances, rules, regulations or orders, and any zoning, environmental, health, safety, wage and hour, equal opportunity and anti-discrimination, ordinances, rules, regulations, or orders;

•	all corporate policies and employee manuals;

•	a description of the company’s compliance protocols, standard operating procedures and security plans with respect to its cannabis licensed operations, and copies of policies for compliance with all cannabis regulations, diligence of customers and other internal compliance programs/policies;

•	a description of compliance with inventory tracking/track-and-trace system, copies of all regulatory compliance assessments or investigations generated by the company or on its behalf and a description of actions taken in response to such reports;

•	documents detailing any policies/programs/procedures for any recall of cannabis products sold at any of the company’s dispensary locations;

•	a description of the company’s money handling and AML policies and procedures, including cash management, deposit and security procedures and a description of how, and whether compliantly, cash is deposited with a bank (if at all);

•	the identity of employees responsible for those protocols, procedures and operations;

•	information about the company’s vendors and suppliers and material agreements;

•	a list of all real property owned;

•	copies of all real estate leases, deeds, mortgages, title policies, surveys, zoning approvals, and variances or use permits;

•	a list of all accounting and POS systems used or expected to be used by the company, together with any associated documentation;

•	a list of all banks, credit union, and/or other financial institutions that the company uses or expects to use;

•	three years of returns for federal and state tax, including for income, property and payroll, and a comprehensive overview of the company’s tax position, including amount and accounting treatment of IRS Section 280E liabilities, net operating losses

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

or any other tax attributes, and any communications with the state taxing authorities or IRS regarding potential or actual tax audits, fines, unpaid balances, etc.;13

•	all insurance certificates and endorsements and contact information for the company’s insurance brokers and companies;

•	information and documents relating to environmental risks and exposure;[14]

•	lists of all US and foreign patents, copyrights, trademarks, and pending applications;

•	examples of the company’s advertisements and marketing;

•	a list of all current and planned products (or services) and a description of all packaging used (to assure compliance with state law);

•	presentations delivered to the board and/or potential investors within the past 2 years; and

•	a list of all law firms, accounting firms, consulting firms and similar professionals who the company uses or expects to use.[15]

•	In addition, the AML procedures require extensive due diligence on investors, including a bad actor questionnaire, to protect SSIC as well as its portfolio companies.[16] The Compliance Manual also contains a Code of Ethics and an Annual Certification of Compliance, which all employees must read and sign, respectively. SSC has assigned a compliance officer, Greg Gentile, to monitor compliance with the AML policy, provide training, monitor changes in the law, review and resolve AML issues and reports of suspicious activity, and ensure that records are properly maintained.[17] These procedures, together with the previously outlined due diligence of potential and current portfolio companies, surpass Fin-CEN’s guidance for financial institutions to comply with the Bank Secrecy Act.[18]

13 The tax analyses are extensive, essentially an audit.

14 Similarly, SSIC conducts the equivalent of an environmental audit, with additional requests specific to borrowers operating in California.

15 Customer Intake Checklist.

16 Id., Exhibits D & A.

17 Id. § 15.3.

18 See https://www.fincen.gov/resources/statutes-regulations/guidance/bsa-expectations-regarding-marijuana-related-businesses. Neither SSIC nor SSC file FinCEN suspicious activity reports, as neither is a financial institution required to do so.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

NASDAQ

The Nasdaq Stock Market requires the companies listing on its exchange to comply with U.S. federal laws. The following paragraph below is from its website under FAQ:

In determining whether to initially list a company or continue a company’s listing when it changes its business activities, Nasdaq does not make subjective or value judgements about the business the company operates. However, Nasdaq cannot initially list or continue the listing of a company whose current or planned activities are in violation of U.S. federal law or the law in a jurisdiction where the company operates. In assessing the legality of a company’s activity, Nasdaq largely relies on the risk factors and other disclosures made in the company’s filings with the Securities and Exchange Commission, although Nasdaq may also request additional information from the company where necessary.

For the reasons explained in the next section, the Company will meet that standard as its business will not violate U.S. federal law or the law in any jurisdiction where the Company operates.

legal Analysis

We analyzed the potential criminal exposure of the Company and its shareholders solely under the Applicable Federal Laws in connection with the Company’s proposed (i) equity investing in, and lending to, companies complying with all applicable laws, both federal and state, such as Cannabis Related Businesses and (ii) lending to Cannabis Companies.19 The legal landscape in the cannabis industry is rapidly changing, and enforcement priorities for prosecutors, investigators, and regulators are difficult (if not impossible) to predict, may be influenced by political considerations (and thus a moving target), and may lack consistent application, all of which are beyond the scope of this opinion. Based on our review of case law and other authorities, we note the following:

•	SSIC’s investments (debt and equity) in companies complying with all applicable laws will be entirely legal and could not be claimed to violate the CSA. All of SSIC’s equity investments and some of its lending will be to companies complying with all applicable laws including the CSA, even if some derive some income from companies licensed in state regulated cannabis programs (i.e., Cannabis Related Businesses). As mentioned in the description of SSIC’s business above, these companies could include agro-technology, biotechnology, life sciences, medical research or the sale of equipment or goods used in the cannabis and hemp industries. Because the investments in, and loans to, wholly legal businesses will themselves be legal, we

19 For the purposes of this opinion, we do not assess the potential regulatory issues with the SEC, the Financial Industry Regulatory Authority (“FINRA”), the Financial Crimes Enforcement Network (“FinCen”), or foreign authorities.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

dedicate the rest of our discussion to SSIC’s loans to companies operating in the state regulated cannabis programs.

•	In that regard, some of SSIC’s debt investments will be to state-legal Cannabis Companies complying with all state laws, but due to the federal prohibition on cannabis under the CSA, are not complying with federal law (i.e. Cannabis Companies).

•	Federal prosecutors have considerable discretion to pursue potential cannabis-related offenses under U.S. criminal laws. To date, the matters filed by prosecutors have been focused on growers, producers, and distributors within the U.S. that have violated federal law and/or state and local laws where they are located.[20] In other words, these prosecutions have involved not only violations of federal law, but also activities which were illegal under state or local cannabis laws.

•	As described in more detail below, SSIC does not cultivate, distribute, sell, or even possess cannabis. Nor does SSIC process or handle payments for cannabis or cannabis products.[21] Principal and interest payments on loans are not tied to borrowers’ sales of cannabis.[22] SSIC also does not place advertisements for the sale of cannabis or own, control or manage real estate on which cannabis is trafficked.[23]

•	SSIC does not violate the DPL. The CSA exempts from criminal liability under the DPL “any person authorized by local, State, or Federal law to manufacture, possess, or distribute such items.” 21 U.S.C. § 863(f)(1). To the extent any Cannabis Related Business to which SSIC makes an equity investment or loan sells or possesses items primarily intended or designed for use with cannabis, the items are authorized by state law legalizing cannabis, and such items for that use, and the items and related activities are exempt by state law authorization under section 863(f)(1).

•	SSIC also does not violate MCA laws. The Company deliberately operates its business openly, does not accept cash payments from its customers, and has an AML policy, which includes procedures to assure transparency of the sources of funds.[24]

20 See, e.g., Superseding Indictment, U.S. v. Hoang, Case No. 3:17-cr-70, 2017 WL 9855203 (S.D. Iowa); Press Release, U.S. Dep't of Justice, Washington, D.C. Post Office Manager and Two Letter Carriers Found Guilty of Bribery and Conspiracy to Distribute Marijuana (Jul. 24, 2017), available at https://www.justice.gov/opa/pr/washington-dc-post-office-manager-and-two-letter-carriers-found-guilty-bribery-and-conspiracy.

21 SSIC Factual Certification at ¶ 1.

22 Id. ¶ 8.

23 Id. ¶ 1.

24 Id. ¶ 12.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

Our opinion focuses on the CSA, MCA and DPL, and based on the current status of state laws regarding cannabis as of the date of this letter, it is our view that the CSA, MCA and DPL are more stringent. Therefore, it is our opinion that, if SSIC complies with the CSA, MCA and DPL, and will not be aiding and abetting the violation of or conspiring to violate these federal laws, then in addition to not violating the CSA, MCA, and DPL, SSIC will meet state law standards because SSIC will not be making equity investments in companies engaged in the cultivation, distribution or possession of marijuana in the U.S., and will not be making debt investments in companies engaged in the cultivation, distribution or possession of marijuana in the U.S. other than companies engaged in such activities in compliance with applicable state and local laws.

I.	FEDERAL LAW

Congress gives federal agencies significant authority in executing federal laws.25 Prosecutorial discretion and Department of Justice (“DOJ”) considerations of whether to enforce against a particular Cannabis Company are discussed in more detail in Section IV. First, we will analyze the Applicable Federal Law with respect to SSIC’s business activities.26 SSIC is not violating Applicable Federal Law through its business as described in the SEC N-2 because, among other considerations, SSIC does not engage in the conduct targeted by the relevant statutory provisions of the CSA, does not indirectly violate the CSA through aiding and abetting or conspiracy theories, and is not engaged in money laundering. As explained further below, SSIC’s conduct does not violate the Applicable Federal Law.

II.	THE CSA

SSIC’s operations as described above and in its SEC N-2, for the reasons explained below, will not violate the CSA.

25 See 21 U.S.C. §§ 822(a) and 812(c).

26 We note that, for any analysis of criminal statutes, including the CSA and applicable indirect federal law (aiding and abetting, and conspiracy), the statutory construction rule of lenity, which arises out of due process concerns, applies and requires that interpretation of ambiguous statutory criteria for criminal offenses be construed as narrowly as possible and in the light most favorable to the defendant. United States v. DeAlba, No. 2:12-cr-00079, 2012 WL 5288756, at *1 (D. Nev. Sept. 14, 2012). See also, e.g., Carter v. Welles-Bowen Realty, Inc., 736 F.3d 722, 729 (6th Cir. 2013) (‘The rule of lenity tells courts to interpret ambiguous criminal laws in favor of criminal defendants.”); Vera v. O’Keefe, 791 F. Supp. 2d 959, 964 (S.D. Cal. 2011) (same).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

Loans to any Cannabis Company will be limited to companies complying fully with and, if legally required, licensed in state-regulated cannabis programs, and will otherwise be structured in full compliance with federal and state laws.

SSIC does not and will not traffic in cannabis

The cultivation, distribution, and sale of cannabis remain illegal under the CSA,27 as do placing advertisements for the sale of cannabis and selling non-exempted cannabis paraphernalia.28 SSIC does not do any of those things. SSIC does not cultivate, distribute, sell, or even possess cannabis. Nor does SSIC process or handle payments for cannabis or cannabis products. 29 Principal and interest payments on loans are not tied to borrowers’ sales of cannabis.30 SSIC also does not place advertisements for the sale of cannabis or own, control or manage real estate on which cannabis is trafficked.31

SSIC’s loans to companies licensed in state regulated cannabis programs will not violate CSA Section 856

While a borrower’s real estate may be secured as collateral for the loan, SSIC will not violate section 856, known as the “Crack House Statute.” Entities or persons who manage or control a property and knowingly make that property available for the purposes of manufacturing, distributing, or using any controlled substances can be found liable under the CSA, section 856(a), which states:

Except as authorized by this subchapter, it shall be unlawful to—

(1) knowingly open, lease, rent, use, or maintain any place, whether permanently or temporarily, for the purpose of manufacturing, distributing, or using any controlled substance;

(2) manage or control any place, whether permanently or temporarily, either as an owner, lessee, agent, employee, occupant, or mortgagee, and knowingly and intentionally rent, lease, profit from, or make available for use, with or without compensation, the

27 21 U.S.C. § 801 et seq.

28 Id. §§ 841, 863(a).

29 SSIC Factual Certification at ¶ 1.

30 Id. ¶ 8.

31 Id. ¶ 1.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

place for the purpose of unlawfully manufacturing, storing, distributing, or using a controlled substance.

SSIC will not violate section 856(a)(1) as it will never own or control real estate on which cannabis is sold or used in violation of federal law and accordingly cannot open, lease, use, or maintain the property.32

SSIC likewise will not violate section 856(a)(2) as a mortgagee. Section (a)(2) was added years after (a)(1) to enforce against those who knowingly and purposefully were making their warehouses available for drug use during “raves.”33 SSIC should not be liable under section 856(a)(2) for three reasons: first, SSIC does not “manage or control” any property where prohibited activities may occur; second, and related to the first, SSIC is not an “owner” or a “mortgagee” as that term is used traditionally or in section 856; third, the legislative history further supports that property used for state legal medical cannabis was never an intended target of section 856(a)(2).

SSIC never manages or takes possession or control of its borrowers’ real estate.34 Instead, SSIC’s loan agreements require that a borrower sell certain assets, including real estate, to re-pay the loan if necessary in the event of a default.35 SSIC also has no legal access to the property, except for limited inspection rights provided by agreement.36 SSIC will never take ownership or control of any property on which any cannabis activity is occurring in violation of the CSA.37

Furthermore, SSIC’s loans are never solely directed for the purpose of purchasing any property, but can be used to fund any of the borrower’s general corporate purposes, including paying off prior indebtedness.38 None of the Supporting Documents authorize or anticipate any direct management or control by SSIC over any of the borrowers or the underlying secured properties.

32 Id. ¶ 9.

33 H.R. CONF. REP. 108-66 (“This section, known as the Illicit Drug Anti-Proliferation Act, helps to protect children by amending the Controlled Substances Act to expand the ‘crack house’ statute. This expansion makes it clear that anyone who knowingly and intentionally uses their property, or allows another person to use their property, for the purpose of distributing or manufacturing or using illegal drugs will be held accountable. This section raises the penalties for people who traffic in a substance often marketed to children at clubs; and authorizes funds for drug prevention activities.”).

34 SSIC Factual Certification ¶ 9.

35 Id.

36 Id.

37 Id.

38 Id. ¶ 10.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

Tellingly, we found not even one case of a prosecution against a mere mortgagee under section 856(a)(2). In the reported case law, section 856 is used most often to prosecute individuals who are both owners and operators of crack houses, pill mills, methamphetamine labs or illegal (under state or federal law) marijuana grow houses.39 Those defendants were charged both with the manufacture or distribution of an illegal controlled substance and under section 856. Even when a section 856 claim is brought alone, the defendant generally played a role in the underlying trafficking activities.40 Consequently, cases brought under this section generally rely on evidence that the person was present on the property and took affirmative steps to maintain or manage the property.41

SSIC has none of the involvement seen in the section 856 cases. The borrower’s property serves solely as collateral to secure repayment of its loan obligations to SSIC. If the borrower defaults, the borrower is required to sell assets, including its real property, to pay back the loan.42 SSIC’s involvement with the real estate is limited to listing it as a secured asset and hiring a third party to conduct periodic reasonable diligence activities, as set forth in the agreements with borrowers.43

SSIC contractually obligates borrowers to sell certain assets in the event that they default on a loan from SSIC.44 While SSIC may designate real estate as security for a loan, SSIC is not the typical

39 See, e.g., United States v. Griffith, 397 Fed. Appx. 613 (11th Cir. 2010) (methamphetamine lab); United States v. Henry, 307 Fed. Appx. 331 (11th Cir. 2009) (crack house); United States v. Garcia, 405 F.3d 1260 (11th Cir. 2005) (marijuana grow house).

40 See e.g. United States v. Chen, 913 F.2d 183 (5th Cir. 1990).

41 See, e.g., United States v. Clavis, 956 F.2d 1079 (11th Cir. 1992) (considering factors such as whether defendants leased premises, were regularly present on premises for purposes of conducting repairs, paid rent for premises, or accepted delivery of keys from landlord); United States v. Sadler, 750 F.3d 585 (6th Cir. 2014) (considering evidence that one defendant owned the pain-management clinic, signed the clinic's lease and rent checks, was the office repairman, and was considered the boss of the clinic by the employees, and that lessees of the clinic properties considered another defendant a point of contact for complaints, payments, and other issues); United States. v. Molina-Perez, 595 F.3d 854 (8th Cir. 2010) (defendant leased the property, visited the property weekly, and referred to men on property as “his workers,” among others).

42 SSIC Factual Certification ¶ 9.

43 Id. The Fifth Circuit’s opinion in United States v. Chen, 913 F.2d 183 (5th Cir. 1990), is often cited as an example of a case where the owner was not directly involved but still found liable under 856(a)(2) for other individuals’ CSA violations. In Chen, the motel owner found to be liable under section 856(a)(2) was at least deliberately ignorant of the activity. Control and ownership were not at issue; the defendant and her family lived on the property. The question was whether Chen’s deliberate ignorance was sufficient to meet the knowledge element. The facts reveal that Chen was somewhat involved in at least fostering the underlying crimes. Chen had taken several direct actions (for example, warning dealers when law enforcement were coming to the property) such that she was seen as playing an active role in allowing the activity to continue.

44 SSIC Factual Certification ¶ 9.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

mortgagee for several reasons: (1) the loaned money is not tied solely to the purchase of any specific land or a building, but rather can be used for any number of purposes;45 (2) SSIC neither exerts nor is entitled to management or control of the real estate; and (3) SSIC will not under any circumstances own, possess, or control the borrower’s property.46 SSIC merely requires the borrower to sell its real property if necessary to repay the loan in the event of a default.47 Stated another way, pursuant to SSIC’s credit agreements, the mortgages are taken only as credit support and a source of borrower liquidity for repayment of the loan from SSIC to the borrower. SSIC’s involvement is incidental, and not necessary to the underlying activities occurring on the property.

Section 856’s legislative history further supports that SSIC is not the type of entity that Congress sought to target with the Crack-House Statute. A court's goal when interpreting a statute is to effectuate Congress' intent. Stated differently, “[w]hen a court interprets a statute, the court articulates the meaning of the words of the legislative branch.”48 Section 856(a) was enacted in 1986 to address the proliferation of crack houses, where those managing or controlling property were permitting the trafficking and use of crack cocaine at the premises. Subsection (a)(2) was added in 2003 to address a similar concern about drug-fueled raves targeting particularly the young.49 At that time, even though several states had already legalized medical cannabis, there is no mention in the legislative history that medical cannabis businesses in these states were a target or a concern of this law.50 In the intervening time, many more states have adopted state medical and adult-use cannabis laws; yet we know of no case in which a person or entity was criminally charged under section 856(a)(2) for making property available to a state-legal cannabis entity.51

45 Id. ¶ 10.

46 Id. ¶ 9.

47 Id.

48 Robert A. Katzmann, Judging Statutes 8 (2014).

49 See supra note 27.

50 See id.; see also 149 Cong. Rec. 9378-93.

51 There is a case in a civil context where a judge dismisses an entity’s unjust enrichment claim on the basis that the actor has “unclean hands” due to violating portions of the CSA, including section 856(a)(2). In that case, the court stated that “[p]roviding funds in exchange for equity violates the CSA because it would allow the investor to profit from the cultivation, possession, and sale of marijuana. Bart St. III v. ACC Enterprises, LLC, No. 217CV00083GMNVCF, 2020 WL 1638329, at *9 (D. Nev. Apr. 1, 2020). SSIC is clearly distinguishable from Bart St. III because it does not receive any equity from its borrowers, and therefore will not profit from activities that violate the CSA.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

Applicable Indirect Federal Law

Based on its operations described above, SSIC is also not violating the applicable indirect federal law, discussed herein.

1.	Aiding and Abetting

Aiding and abetting a violation of the CSA is federally illegal. Pursuant to 18 U.S.C. § 2(a), whoever commits an offense against the United States or aids, abets, counsels, commands, induces, or procures its commission, is punishable as a principal. To convict a defendant for aiding and abetting, a prosecutor must prove beyond a reasonable doubt: (1) that the accused had specific intent to facilitate the commission of a crime by another; (2) that the accused had the requisite intent of the underlying substantive offense; (3) that the accused assisted or participated in the commission of the underlying substantive offense; and (4) that someone committed the underlying offense.52 The government must prove that the defendant associated with the criminal venture purposefully participated in the criminal activity, and sought by its actions to make the venture successful.53 SSIC is not violating the CSA under an aiding and abetting theory because it does not meet the elements of an aiding and abetting violation, as will be discussed below.

Two federal cases provide legal and factual context for understanding the current framework for analyzing whether certain conduct rises to the level of aiding and abetting, even when the accused knows of the principal’s intent. Both cases held that the sale of innocent goods or services to criminals or criminal enterprises, without more, does not rise to the level of aiding and abetting. The seminal case on aiding and abetting as it relates to this issue dates back to 1940. In U.S. v. Falcone, Judge Learned Hand held that individuals who supplied “sugar, yeast, and cans, out of which [the] alcohol was distilled” by illicit distillers, were not sufficiently “positive” to justify a “prosecution for conspiracy or abetting” because the defendants providing sugar and jars did not have a “stake in [the] outcome” of the criminal enterprise.54

Building on Falcone, Judge Posner held in the Seventh Circuit opinion that a clothing store clerk who sold a red dress to a sex worker, knowing that she wore the dress for prostitution, was not guilty of aiding and abetting or conspiracy because “if the clerk didn’t make the sale, she would buy, at some trivial expense in time or money, an equivalent outfit from someone ignorant of her trade. That is where the requirement of proving the defendant’s desire to make the illegal activity

52 Criminal Resource Manual 2474, Elements Of Aiding And Abetting, https://www.justice.gov/usam/criminal-resource-manual-2474-elements-aiding-and-abetting; United States v. Bancalari, 110 F.3d 1425, 1429 (9th Cir. 1997).

53 See United States v. Landerman, 109 F.3d 1053, 1068 n.22 (5th Cir. 1997).

54 United States v. Falcone, 109 F.2d 579, 581 (2d Cir. 1940).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

succeed cuts off liability.”55 In a more recent opinion, Posner noted that in the earlier case the clerk’s sale of the dress was not “really helping her or promoting prostitution” the way that he would be if for example he “recommended customers to her in exchange for a commission.”56 The Hand and Posner opinions illustrate where federal courts have drawn the line between activity that rises to the level of aiding and abetting on the one hand and mere commercial activity that involves knowledge of a customer’s criminal activities, and technically facilitates it, on the other hand. In the latter case, the individual or entity engaging in commercial activity does not have the requisite intent or “stake” in the customer’s criminal business to rise to the level of aiding and abetting.

SSIC is not violating the CSA under an aiding and abetting theory. First, as a general point, aiding and abetting liability cannot be used to prosecute all companies doing business with companies operating in state regulated cannabis programs. As set forth in Falcone and Zafiro, although businesses providing incidental products or services to state-legal cannabis businesses are purposefully engaging in commercial activity and may have knowledge that such customers are conducting federally illegal acts using their products, these businesses do not have sufficient intent or economic interest in the furtherance of their customers’ business to rise to the level of aiding and abetting.

Second, and relatedly, SSIC would not meet the elements of aiding and abetting a CSA violation. SSIC has neither the specific intent to facilitate a violation of the CSA nor the requisite intent to violate the CSA itself. Furthermore, a prosecutor likely would not be able to prove that SSIC provides the type or level of assistance required to show active participation in a criminal enterprise.

Proving the first element required for aiding and abetting liability, specific intent, is difficult where a company is providing legal ancillary business products or services to persons alleged to be violating federal law. Case law in this area recognizes that certain acts within the universe of state-regulated cannabis programs do not meet the specific intent threshold. Courts differentiate between people or entities who are actually participating in the underlying crime and those who are involved in otherwise legal, incidental roles.57 As discussed in Section I above, SSIC’s only business with companies licensed in state cannabis programs is lending funds through arms-length transactions. The Company does not seek to make these borrowers’ businesses better or more successful. The Company does not share revenues with its Cannabis Company borrowers or have any stake in the business ventures of its loan customers in the form of a sales commission or

55 United States v. Zafiro, 945 F.2d 881 (7th Cir. 1991).

56 United States v. Colon, 549 F.3d 565 (7th Cir. 2008) (discussing Zafiro).

57 See Conant v. Walters, 309 F.3d 629, 635-36 (9th Cir. 2002) (doctor recommending cannabis to patient lacked specific intent); City of Garden Grove v. Superior Court, 157 Cal. App. 4th 355, 368 (2007) (police officers returning medical cannabis to patient would lack specific intent to violate CSA).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

revenue sharing arrangement.58 Proving specific intent is particularly difficult where, as here, a company is providing legal financing services and verifying its customers’ state licensure.

The second element for aiding and abetting, intent to violate the CSA, requires proof that “a person actively participates in a criminal venture with full knowledge of the circumstances constituting the charged offense.”59 While SSIC lends to state-legal cannabis businesses, SSIC lacks the intent to violate the CSA. Indeed, it has structured its business so that it does not violate the CSA. SSIC is not incentivized to promote its Cannabis Company borrowers’ financial success. SSIC does not have any financial interest in whether any borrower achieves financial success selling cannabis products.60 The principal and interest payments that Cannabis Company borrowers are obligated to make on loans offered by SSIC do not increase with the borrower’s profitability, and remain the same regardless of how financially successful the borrower is at any given time. Similar to the distiller in Falcone, although more attenuated since SSIC is not providing products for distilling alcohol, or in this case, producing cannabis, but merely financing for a business, SSIC does not have the requisite “stake in the outcome” to constitute intent.

Furthermore, because SSIC seeks to obtain sufficient security for the payment amounts and uses contractual provisions, and if necessary a debt servicing company, to seek to ensure that the borrower can liquidate enough property to pay the loan, SSIC seeks to receive loan payments regardless of a borrower’s success. In other words, SSIC has contractual protections and collateral mechanisms in place to protect its debt investments in case a Cannabis Company cannot make payments. Accordingly, SSIC does not have an incentive to make the borrower Cannabis Company more financially or operationally successful. SSIC’s economic interest in the Cannabis Companies to which it provides debt financing does not rise to the level required to prove aiding and abetting.

The third element of an aiding and abetting violation, requiring proof that an individual or entity actively participated in the commission of the underlying offense, does not encompass every activity or service that may ultimately assist the wrongdoer in committing a crime. If this element were interpreted this broadly, aiding and abetting could apply to all individuals and companies that transact with Cannabis Companies in states where cannabis has been legalized. Because the hypothetical Cannabis Company is publicly licensed by a state government and operating openly, any number of individuals and entities could easily know that the Cannabis Company is growing and/or selling cannabis, in violation of the CSA, while providing goods or services that further the business’s ability to succeed in its venture. In fact many legal, public companies do without any,

58 SSIC Factual Certification ¶ 8.

59 See Rosemond v. United States, 134 S. Ct. 1240, 1248-49 (2014).

60 SSIC Factual Certification ¶ 8.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

or even any threatened, criminal enforcement for aiding and abetting or other indirect violations of the CSA -- e.g., Akerna (NASDAQ: KERN) (provider of seed-to-sale and point-of-sale tracking to state-legal Cannabis Companies); Greenlane Holdings, Inc. ((NASDAQ: GNLN) (distributor of vaporizers and smoking accessories to cannabis dispensaries); GrowGeneration Corp. (NASDAQ: GRWG) (chain of hydroponics stores in states that have legalized cannabis cultivation); AFC Gamma (NASDAQ: AFCG) (real estate investment trust (“REIT”) providing loans to state cannabis licensees); India Globalization Capital, Inc. (NYSE AMERICAN: IGC) (a Maryland-based company that distributes patent-pending products for microdosing as well as cannabinoid based products); Innovative Industrial Properties Inc. (NYSE: IIPR) (REIT leasing properties for use as state-licensed cannabis facilities). All of these companies are publicly listed and openly state their business dealings with Cannabis Companies, but none has been subject to federal charges, due in part to the elements required to prove liability for indirect CSA violations, and also to the lack of enforcement priority, which we discuss later in this letter. There are plenty of other examples of service providers, like SSIC, that transact with Cannabis Companies but would not be found guilty of aiding and abetting under the CSA. A lawyer providing legal services to a cannabis business knows that the client’s business is violating the CSA, but receives a fee for service which is not dependent on the business achieving a certain level of revenues or profits. State and local governments collecting tax revenue from licensed cannabis businesses “know” their tax constituents are selling controlled substances. Similarly, insurance businesses providing services to state-legal cannabis entities “know” their customers are selling cannabis and provide services that further the business’s ability to succeed in its venture, particularly because in many state jurisdictions, insurance is required to obtain a state cannabis license.

Accordingly, the inquiry focuses on the type and level of assistance or participation, together with the individual’s intent. The “classic case” of aiding and abetting would be the getaway driver for a bank robbery, where the aider/abettor not only has full knowledge of the underlying offense but also purposefully acts in such a way as to actively and directly facilitate such offense.61 Providing legal products or services via arm’s length agreements, however, is not the kind of active participation in a criminal enterprise required to prove aiding and abetting liability.62 Similarly, a company like SSIC offering loans to Cannabis Companies, similar to the example of the attorney providing legal services, is not “actively participating” in the underlying criminal enterprise because it lacks the requisite intent. Active participation in the criminal venture would be

61 See, e.g., United States v. Cejas, 761 F.3d 717, 728-29 (7th Cir. 2014), reh’g and suggestion for reh’g en banc denied (Oct. 20, 2014) (defendant parked truck in reverse in driveway, and carried a gun, suggesting he knew a drug deal was occurring and intended to help if necessary).

62 See In re: Way to Grow, Inc., 597 B.R. 111, 127 (Bankr. D. Colo. 2018) (company knowingly selling hydroponic equipment to customers in cannabis industry did not have specific intent to violate CSA because company’s intent was to sell product to any clientele engaged in hydroponic growing).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

challenging to prove with respect to a lender that, like SSIC, does not share revenues with its borrowers or take any type of commission or additional fees that are proportionate to or contingent upon any borrower’s business success.63 While such a company may inherently have knowledge of the underlying activity, it is highly unlikely that the company would be found to “actively participate” in the criminal enterprise when it simply provides financing that can be used for any general corporate purpose of the company. Additionally, as explained earlier in this letter, SSIC does not make equity investments into Cannabis Companies, and also does not receive increased principal or interest payments on its loans if a borrower achieves a certain level of revenues or profitability. Providing debt financing to Cannabis Companies, the way SSIC does, is not the type of “active participation” that constitutes an aiding and abetting offense.

The managerial assistance outlined in the Factual Background section of this Letter, even if in the extremely rare event that a borrower accepts SSIC’s offer to provide any,64 would not result in aiding and abetting. All assistance offered is geared to extend the rule of law, good corporate governance and good financial and accounting hygiene, but not to help a borrower with cannabis operations or, needless to say, to conceal cannabis operations or funds. 65 The assistance only would help a company in the state-regulated cannabis industry operate legally and responsibly, with appropriate corporate governance, accounting procedures and insurance coverage.

2.	Conspiracy

A person or entity may be criminally liable for conspiring to violate the CSA.66 Conspiracy requires a showing that two or more people were in agreement to commit a crime and that all conspirators have the intent to commit the conspiracy’s objective, although each individual need not know all the details of the crime or all of the members of the conspiracy.67

While ancillary product or service providers may agree to provide the product and know of the Cannabis Company’s business, they are not necessarily agreeing to commit a crime or intending that objective. When the agreement is for the sale of goods or services and not dependent on the cannabis business committing any crime, the agreement should not be interpreted as one to commit a crime. Here, the agreements are simply for SSIC to provide a loan and the borrower to provide

63 SSIC Factual Certification ¶ 8.

64 BDC portfolio companies only rarely accept a BDC’s offer of managerial assistance. All but one of the several ’40 Act attorneys in and outside Dentons with whom we spoke on this issue were unaware of a portfolio company ever accepting a BDC’s offer to provide managerial assistance.

65 SSIC Factual Certification ¶ 11.

66 21 U.S.C. § 846.

67 United States v. Caldwell, 589 F.3d 1323, 1329 (10th Cir. 2009).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

repayment — and SSIC’s agreements are not contingent on any actual cultivation, distribution, sale or possession of cannabis.68

Federal prosecution of ancillary service providers to the state-regulated cannabis industry on these grounds is, at this point, difficult to fathom against companies like SSIC. In theory, conspiracy charges could be applied against any person knowingly contracting with a state-legal cannabis business, including even such innocuous actors as utility companies or hardware stores. Ancillary service providers to a state-legal industry, however, are not the sort of actors engaging in the kinds of actions that are targeted for federal prosecution.

In practice, federal prosecutors usually limit conspiracy charges to those who in some way were actually involved with the offense itself and actively desired for it to succeed, generally sharing in its success in some way — not every single person or entity who was aware of the objective and provided ancillary services in some manner. As mentioned above, SSIC does not share revenues with customers or take any type of commission fee that is contingent upon the business success of its customers. These facts, in addition to the nature of its services, show that SSIC lacks the required mens rea for the underlying federal crime.

III.	THE DPL

Pursuant to the Drug Paraphernalia law contained in the CSA, 21 U.S.C. § 863, it is unlawful to sell, transport in interstate commerce, or import/export “drug paraphernalia,” which the CSA defines as “any equipment, product, or material of any kind which is primarily intended or designed for use in manufacturing, compounding, converting, concealing, producing, processing, preparing, injecting, ingesting, inhaling, or otherwise introducing into the human body a controlled substance…” 21 U.S.C. § 863(d). A fairly recent federal appellate court decision clarified that items which have a variety of legal uses, which are not specifically designed and manufactured to make and consume controlled substances, are not necessarily considered drug paraphernalia under the DPL without strong evidence indicating otherwise. See United States v. Romans, 823 F.3d 299, 318 (5th Cir. 2016) (in holding that a hydroponic system did not meet the definition of “drug paraphernalia” the court reasoned that it was not “clearly and directly related to the production, distribution, or consumption of drugs.”). As a result, entities that manufacture products that have legal uses other than primarily for manufacturing or consuming controlled substances should not violate the DPL.

For the same reasons that the loans to Cannabis Companies complying with state, but not all federal, laws, or equity investments in Cannabis Related Businesses complying with all applicable laws do not violate the CSA, they do not violate the DPL. In addition, the CSA exempts from

68 SSIC Factual Certification ¶ 10.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

criminal liability “any person authorized by local, State, or Federal law to manufacture, possess, or distribute such items.” 21 U.S.C. § 863(f)(1). To the extent any Cannabis Related Business to which SSIC makes an equity investment or loan sells or possesses items primarily intended or designed for use with cannabis, the items are authorized by state law legalizing cannabis and such items for that use, and the items and related activities are exempt under section 863(f)(1).

Based on the foregoing, it is our opinion that SSIC will not violate Section 863 of the CSA, will not be liable for aiding and abetting a violation of Section 863 of the CSA or be liable for conspiring to violate Section 863 of the CSA.

IV.	THE MCA

U.S. federal money laundering laws (18 U.S.C. § 1956) criminalize monetary transactions involving proceeds of “specified unlawful activity,” which includes violating the CSA. Broadly speaking, section 1956 criminalizes financial transactions involving the proceeds of specified unlawful activities that (1) conceal the nature, source, or ownership of proceeds they produced; (2) promote further illegal offenses; or (3) evade reporting requirements.

SSIC is not violating section 1956. It deliberately operates its business openly, does not accept cash payments from its customers, and has an AML policy, which includes procedures to assure transparency of the sources of funds.69 Absent particular circumstances (such as deliberately disguising the source of funds or reinvesting them in the underlying criminal activity, neither of which is applicable here), proving that an ancillary service provider violated section 1956 is difficult. Generally, an ancillary service provider neither specifically intends to promote the underlying activity nor (absent other action) has knowledge that the transaction is designed to conceal the source of such funds.

Furthermore, SSIC’s business activities fall well outside the kinds of transactions that the U.S. government has been targeting for money laundering enforcement. Most of these cases involve international money laundering and criminal and sham enterprises, or bribery within legitimate businesses, none of which is even remotely involved here. These cases demonstrate how the federal government is choosing to allocate its limited resources for enforcement of money laundering statutes, with a focus on international crime rings.70 Moreover, despite the proliferation

69 SSIC Factual Certification ¶ 12; Compliance Manual, Ch. XV.

70 For example, recent money laundering prosecutions include: (1) U.S. v. Wu, 1:20-cr-00015 (E.D. Va. 2020) (A Chinese National pleaded guilty to money laundering of proceeds from large-scale cocaine trafficking of Latin American drug trafficking organizations in the U.S.); (2) U.S. v. Chatburn Ripalda, No. 18-20312-CR, 2019 WL 2716237 (S.D. Fla. June 28, 2019) (A Miami-based financial advisor pleaded guilty to participating in a money laundering conspiracy related to a scheme to pay bribes to officials of Ecuador’s state-owned and state-controlled oil company, in violation of the Foreign Corrupt Practices Act (FCPA), and also money-laundering statutes.); (3) U.S. v. Zong, Civil No. 3:20-cv-00126-JMK (U.S. District Court D. Alaska, 2016) (A U.S. Citizen conspired with three Iranian nationals to conduct fraudulent transactions to convert and remove Iranian funds from Korean bank accounts and laundered the proceeds into shell companies both in the U.S. and abroad.).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

of state-legal cannabis activity throughout the United States, no cases have been brought for violations of section 1956 against state-licensed Cannabis Companies within the past six years.

Based on the foregoing, in our opinion SSIC’s investment activity will not constitute an offense under Section 1956 (i.e., obtaining proceeds from an unlawful activities) or constitute aiding and abetting an offense under the MCA.

V.	ENFORCING FEDERAL LAWS

A.	Executing Federal Laws

Congress gives federal agencies significant authority in executing federal laws, including the Drug Enforcement Agency (“DEA”), the law enforcement arm of the federal government primarily responsible for enforcing the CSA.71 Further, federal prosecutors have wide latitude in determining when, who, how and even whether to prosecute for alleged violations of federal criminal law.72 In the federal criminal legal system, “the decision whether or not to prosecute, and what charge to file or bring before a grand jury, generally rests entirely in [the prosecutor's] discretion.”73 That discretion extends to, for example, the decision to prosecute a matter, the selection of charges, whether to enter into a plea agreement, and participation in sentencing.74

With respect to business organizations, such as the Company, the United States Justice Manual provides the following guidelines to prosecutors to promote the reasoned exercise of discretion:75

•	The nature and seriousness of the offense, including the risk of harm to the public, and applicable policies and priorities, if any, governing the prosecution of business organizations for particular categories of crime;

•	The pervasiveness of wrongdoing within the business organization, including the complicity in, or the condoning of, the wrongdoing by management;

71 See 21 U.S.C. §§ 822(a) and 812(c).

72 Oyler v. Boles, 368 U.S. 448 (1962).

73 Bordenkircher v. Hayes, 434 U.S. 357, 364 (1978).

74 See United States Justice Manual at § 9-27.110, available at https://www.justice.gov/jm/justice-manual.

75 United States Justice Manual at §§ 9-28.300, 9-28.400, 9-28.500, 9-28.600, 9-28.700, 9-28.800, 9-28.900, 9-28.1200, and 9-28.1300, available at https://www.justice.gov/jm/justice-manual.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

•	The business organization's history of similar misconduct, including prior criminal, civil, and regulatory enforcement actions against it;

•	The business organization's identification of individuals responsible for the misconduct and production of misconduct information;

•	The existence, effectiveness, and enforcement of the business organization's pre-existing compliance program;

•	The business organization's timely and voluntary disclosure of wrongdoing;

•	The business organization's remedial actions, including any efforts to implement an effective corporate compliance program or to improve an existing one, to replace responsible management, to discipline or terminate wrongdoers, to pay restitution, and to discipline wrongdoers;

•	Collateral consequences, including whether there is disproportionate harm to shareholders, pension holders, employees, and others not proven personally culpable, as well as impact on the public arising from the prosecution;

•	The adequacy of remedies such as civil or regulatory enforcement actions; and

•	The adequacy of the prosecution of individuals responsible for the business organization's malfeasance.

B.	DOJ Position on Enforcement of Federal Cannabis Laws

While Nasdaq has maintained that issuers may not rely entirely on continued prosecutorial discretion as a basis for listing, the absence of any prosecutions over the last at least six years of state law compliant Cannabis Companies, let alone their vendors or those providing financial services, is relevant. The federal government has not even indicated that it will start enforcing federal cannabis prohibition against those companies, and no industry observer has suggested that mass federal enforcement of federal cannabis laws is anticipated.

Since December 2014 (more than six full years), companies strictly complying with state medical cannabis laws have also been protected against enforcement by a provision (originally called the Rohrabacher-Farr amendment, now known as the Joyce amendment) in the Omnibus Spending Bill, which prevents federal prosecutors from using federal funds to impede the implementation of medical cannabis laws enacted at the state level.76 Courts have interpreted the provision to bar the

76 Consolidated Appropriations Act, 2021, Public Law No. 116-260, Div. B, § 531, https://www.congress.gov/bill/116th-congress/house-bill/133/text (“None of the funds made available under this Act to the Department of Justice may be used, with respect to any of the [states with medical marijuana programs], to prevent any of them from implementing their own laws that authorize the use, distribution, possession, or cultivation of medical marijuana.”).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

DOJ from prosecuting any person or entity in strict compliance with state medical cannabis laws.77 Additionally, because the Joyce amendment bars prosecutions of state-compliant medical Cannabis Companies, a court would bar related charges against entities providing services or products to the company complying with a state medical cannabis law.78 The federal government would be barred from prosecuting SSIC for providing services to businesses with state medical cannabis licenses. Moreover, in that six-year period, and even during the tenure of Jeff Sessions as U.S. Attorney General, the federal government has brought no criminal enforcement against any state-law compliant Cannabis Companies at all, not just those involved with medical cannabis.

There is no reason to believe that enforcement will increase under President Biden. He has promised federal reform on cannabis, including decriminalization generally. According to the Biden website, a Biden Administration “will decriminalize cannabis use and automatically expunge prior convictions. And, he will support the legalization of cannabis for medical purposes, leave decisions regarding legalization for recreational use up to the states, and reschedule cannabis as a schedule II drug so researchers can study its positive and negative impacts.”79 The Biden-Sanders Unity Platform, which was released at the time President Biden won the Democratic Party nomination for President, affirmed that his administration would seek to “[d]ecriminalize marijuana use and legalize marijuana for medical purposes at the federal level;” “allow states to make their own decisions about legalizing recreational use;” and “automatically expunge all past marijuana convictions for use and possession.”80 Biden’s pledge to “decriminalize” cannabis may be reasonably interpreted to mean that any Attorney General under his administration will order U.S. Attorneys not to enforce the federal cannabis prohibition against state law compliant entities and others legally transacting business with them.81

77 United States v. McIntosh, 833 F.3d 1163 (9th Cir. 2016).

78 See United States v. Samp, No. 16-cr-20263, 2017 WL 1164453, at *2 (E.D. Mich. Mar. 29, 2017) (defendant prosecuted for possessing a firearm while unlawfully using a controlled substance was entitled to evidentiary hearing regarding strict compliance with state’s medical cannabis laws prior to further prosecution by DOJ).

79 Biden-Harris, “The Biden Plan for Strengthening America’s Commitment to Justice,” https://joebiden.com/justice/.

80 Biden-Sanders Unity Task Force Recommendations: Combating The Climate Crisis And Pursuing Environmental Justice, https://joebiden.com/wp-content/uploads/2020/08/UNITY-TASK-FORCE-RECOMMENDATIONS.pdf.

81 See, e.g., John Schroyer, Biden to tap Merrick Garland for attorney general, offering stark contrast to anti-cannabis AGs under Trump, Marijuana Business Daily (Jan. 6, 2021), https://mjbizdaily.com/biden-to-tap-merrick-garland-for-attorney-general/.

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

Biden has selected Judge Merrick Garland to serve as the U.S. Attorney General under his administration. Judge Garland has not publicly expressed any negative views toward cannabis legalization or decriminalization. During his confirmation hearing before the U.S. Senate, Judge Garland testified that prosecuting companies in “states that have legalized and that are regulating marijuana, either medically or otherwise,” would not be a “useful use of limited resources.”82 Therefore, the status quo of federal non-enforcement is expected to continue for the foreseeable future.83 Additionally, industry advocates remain hopeful that some reform will be possible in the coming years, including banking reform. The Secure and Fair Enforcement (SAFE) Banking Act would protect financial institutions and other parties accepting money derived from the state legal cannabis industry by “create[ing] protections for depository institutions that provide financial services to cannabis-related legitimate businesses and service providers for such businesses….”84 Also recently introduced into Congress is another bill, the States Reform Act, introduced by Rep. Nancy Mace of South Carolina, which would repeal the federal prohibition of cannabis.85

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, in our opinion, neither SSIC nor its shareholders, for their investment in SSIC, will violate federal law, and specifically the federal Controlled Substances Act, including the Drug Paraphernalia Law, or the Money Laundering Control Act, with respect to the Company’s (i) equity and debt investments in Cannabis Related Businesses and (ii) debt investments in Cannabis Companies. SSIC does not directly or indirectly violate the CSA, does not have the criminal intent for aiding and abetting or conspiracy theories, is not engaged, or planning to engage, in money laundering, and also does not violate the DPL.

82 See Attorney General Nominee Merrick Garland Testifies at Confirmation Hearing, C-SPAN (Feb. 22, 2021), https://www.c-span.org/video/?508877-1/attorney-general-nominee-merrick-garland-testifies-confirmation-hearing.

83 Even Supreme Court Justices have commented on federal non-enforcement. In a June 2021 opinion, Supreme Court Justice Clarence Thomas addressed the current state of federal prohibition and suggested that seminal case Gonzales v. Raich may be decided differently today: “If the Government is now content to allow States to act ‘as laboratories’ and try novel social and economic experiments,’…then it might no longer have authority to intrude on ‘[the] States’ core police powers…to define criminal law and to protect the health, safety, and welfare of their citizens.’” Standing Akimbo, LLC v. United States. 141 S. Ct. 2236, 2238 (2021).

84 Secure and Fair Enforcement (SAFE) Banking Act, H.R. 1996, 117th Cong. (2021).

85 States Reform Act, H.R. 5977, 117th Cong. (2021).

Legal Opinion for Silver Spike Investment Corp.

December 3, 2021

Furthermore, the U.S. government’s history of enforcement and statements about this legal area indicate that any claim against a company like SSIC is highly unlikely. Last, the long standing Joyce amendment protection of state-legal medical cannabis businesses would bar a federal criminal claim against SSIC for services to those businesses. In conclusion, as explained in this letter, the Company’s business will not violate U.S. federal law or the law in any jurisdiction where the Company operates.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form N-2, including any amendments and supplements thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Eric P. Berlin___________

Eric P. Berlin

Partner

Dentons US LLP